Exhibit 99.1

LIFETIME BRANDS UPDATES 2006 EARNINGS GUIDANCE

WESTBURY, N.Y., December 21, 2006 – Lifetime Brands, Inc. (Nasdaq: LCUT), a leading designer, developer and marketer of nationally branded consumer products for the home, today announced that it anticipates net revenues for the year ending December 31, 2006 to be $450 — $455 million, as compared to net revenues of $307.9 million reported for 2005. Based on this forecast, the Company expects to report net income of $15.0 — $16.0 million, as compared to net income of $14.1 million reported for 2005. The Company expects diluted earnings per share in 2006 to be $1.10 — $1.15, as compared to diluted earnings per share of $1.23 in 2005. The Company’s forecast of net income for 2006 is net of a charge of $1.2 million attributable to stock option expense, which equates to $0.06 per diluted share in 2006.

The Company had previously stated that it expected net revenues for 2006 to be $480 — $490 million and had previously forecasted net income of $1.45 — $1.55 per diluted share.

Jeffrey Siegel, Lifetime’s Chairman, President and Chief Executive Officer commented, “In our third-quarter 2006 earnings release, issued on November 6, 2006, we noted that our recent acquisitions had significantly increased the extent to which our results would be driven by the year-end holiday shopping season. While retailers and consumers continue to respond well to our product offerings, as evidenced by continued strong retail sales of our products at those retailers who share point of sale information with us, we now expect that net revenues for the quarter will be approximately 15% below our previous estimate. We believe that many retailers have chosen to take a cautious stance with respect to their inventory levels in all product categories, resulting in a lower than anticipated level of orders in the latter half of the fourth quarter. We also project that the revenues of our Direct to Consumer business segment will be lower than we previously had anticipated.

“While we are obviously very disappointed that the Company’s revenues and diluted earnings per share will not attain the levels we had previously forecasted, we expect Lifetime’s net revenues for the fourth quarter will exceed net revenues for the same quarter last year by over 20%, and that net revenues for the full year will exceed net revenues for last year by over 45%. We expect that net income in the fourth quarter and for the year will exceed net income for the corresponding periods in 2005.”

“Looking into 2007, I am confident that Lifetime is well positioned to continue to achieve significant growth. Based on a recent detailed review of our business with our largest customers, we are looking forward to another year of organic revenue growth in excess of 15%. In addition, our financial performance in 2007 will continue to benefit from savings in operating expenses as we continue to integrate the businesses we acquired in 2005 and 2006.”

Lifetime Brands is a leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories. The Company markets its products under some of the country’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Hoffritz®, International Silver®, Joseph Abboud®, Kamenstein®, Kenneth Cole Reaction®, Melannco®, Nautica®, Pedrini®, Rochard®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, and :USE®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Robert McNally	Harriet Fried
Chief Financial Officer	Lippert/Heilshorn & Associates, Inc.
(516) 683-6000	(212) 838-3777 or hfried@lhai.com